Exhibit 23.1

LETTERHEAD OF

De Joya Griffith & Company, LLC
CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS
2580 Anthem Village Drive
Henderson, Nevada 89052

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Nexia Holdings, Inc.
Salt Lake City, Utah

We hereby consent to the incorporation by reference in this Registration Statement of Nexia Holdings, Inc. on Form S-8, of our report dated March 21, 2007, (which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern), included in and incorporated by reference in the Annual Report on Form 10-KSB of Nexia Holdings, Inc. for the year ended December 31, 2006 and to all references to our firm included in this Registration Statement.

/s/ De Joya Griffith & Company, LLC
De Joya Griffith & Company, LLC
Henderson, Nevada
June 1, 2007